Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2010	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	39%	12/10/96	$8,137,994	3/15/05	$12,000,000	$4,545,538
14079 Senlac Drive	SOLD	45%	10/10/96	$4,474,700	11/29/07	$5,410,200	$2,308,640
Avaya	100%	39%	6/24/98	$5,512,472	N/A	N/A	N/A
305 Interlocken Parkway	100%	45%	2/20/97	$7,087,770	N/A	N/A	$361,626
360 Interlocken Boulevard	22%	39%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	SOLD	39%	4/1/98	$5,934,250	1/31/07	$4,867,000	$1,828,642
1315 West Century Drive	SOLD	39%	2/13/98	$10,361,070	12/22/06	$8,325,000	$3,145,720
15253 Bake Parkway	SOLD	38%	1/10/97	$8,459,425	12/2/04	$12,400,000	$4,526,770
U.S. Cellular	73%	45%	6/17/96	$10,485,786	N/A	N/A	N/A
WEIGHTED AVERAGE	75%

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	January 1996 – December 1996
PRICE PER UNIT	$10
A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions
A/B RATIO AT CLOSE OF OFFERING	84% to 16%
AMOUNT RAISED	$35,000,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2010. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund IX is in the positioning-for-sale phase of its life cycle, with five assets having been sold. The Fund currently owns interests in four assets. Our focus on these assets involves concentrating on leasing and/or renewing efforts that we believe will ultimately result in better disposition prices for our investors.

The Avaya building in Oklahoma City, Oklahoma, is being actively marketed for disposition.

Second quarter 2010 operating distributions were reserved (see “Estimated Annualized Yield” table). We anticipate that operating distributions may remain reserved in the near-term, given the anticipated leasing capital and capital improvements needed for 305 Interlocken Parkway, U.S. Cellular, and 360 Interlocken Boulevard.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $4,545,538 were allocated to the Fund. The November 2005 distribution included $3,449,511 of these proceeds. The remaining $1,096,027 was distributed to the limited partners in August 2007.

•

14079 Senlac Drive was sold on November 29, 2007, and net sale proceeds of $2,308,640 were allocated to the Fund. Of that amount, $1,529,614 was distributed in May 2008, and the balance of the funds is being reserved at this time to fund anticipated capital at the remaining assets in the Fund.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2015. We are actively marketing the building for disposition.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. The entire building is leased to Flextronics USA, Inc. through August 2011.

•

The 360 Interlocken Boulevard property also is located in the Broomfield submarket of Denver, Colorado. The property is currently 22% leased to three tenants. We are actively marketing the property for new tenants.

•

The Iomega building was sold on January 31, 2007, and net sale proceeds of approximately $1,828,642 were allocated to the Fund. Of the proceeds, $858,255 was distributed to the limited partners in August 2007. The remaining $970,387 was distributed in May 2008.

•	The 1315 West Century Drive building was sold on December 22, 2006. Net sale proceeds allocated to the Fund total $3,145,720 and were distributed to the limited partners in August 2007.

•

The 15253 Bake Parkway building was sold on December 2, 2004, following the signing of a new 10-year lease with Gambro Healthcare. Of the net sale proceeds, $4,526,770 was allocated to the Fund, and $237,910 was used to fund the Partnership’s pro-rata share of the Gambro re-leasing costs. We distributed $2,488,372 of these proceeds to the limited partners in May 2005. The remaining proceeds were included in the November 2005 distribution.

•

The U.S. Cellular building is located in Madison, Wisconsin. Approximately 73% of the space is leased to U.S. Cellular through April 2013, and we are actively marketing the remaining vacant space for long-term lease.

For a more detailed quarterly financial report, please refer to Fund IX’s most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 & 2)		Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/09(3)
PER “A” UNIT	$10	$7.46		N/A	$3.70	$3.97
PER “B” UNIT	$10	$0.00	-$	0.70	$10.74	$3.76

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2/1/2010 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2010	Reserved	Reserved
2009	Reserved	Reserved	Reserved	Reserved	0.00%
2008	3.75%	2.50%	2.50%	Reserved	2.19%
2007	3.75%	3.75%	3.75%	3.75%	3.75%
2006	4.50%	4.50%	4.50%	Reserved	3.38%
2005	5.00%	4.00%	Reserved	4.00%	3.25%
2004	8.25%	Reserved	8.25%	Reserved	4.13%
2003	8.25%	8.00%	9.00%	9.00%	8.56%
2002	9.00%	8.75%	9.00%	9.00%	8.94%
2001	9.00%	9.50%	9.50%	9.50%	9.38%
2000	8.75%	9.00%	9.25%	9.25%	9.06%
1999	9.15%	9.16%	9.00%	8.12%	8.86%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2009	2008		2007		2006	2005		2004
0.00%	-9.05	%**	-16.97	%**	0.01%	-65.71	%**	-15.41	%**

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway — Norcross, GA 30092-3365 — www.WellsREF.com — 800-557-4830

LPMPFSP1006-0559-9	© 2010 Wells Real Estate Funds